Exhibit 10(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 26, 2003, relating to the financial statements and financial highlights which appear in the September 30, 2003 Annual Reports to Shareholders of BlackRock Funds and our report dated January 15, 2003, relating to the financial statements and financial highlights which appear in the November 30, 2002 Annual Report to Shareholders of The U.S. Large Company Series of The DFA Investment Trust Company, which financial statements are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Auditors” and “Financial Statements” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 28, 2004